CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Balanced Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment 95 to Registration Statement No. 2-10758 on Form N-1A of our report dated February 14, 2006 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading “General Information” in such Statement of Additional Information and (c) the reference to us under the heading “Financial Highlights” in the Prospectuses, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
February 24, 2006